EXHIBIT 99.1

Just Energy Reports Fiscal Second Quarter 2023 Results

TORONTO, Nov. 29, 2022 (GLOBE NEWSWIRE) -- Just Energy Group Inc. (“Just Energy” or the “Company”) (NEX:JE.H; OTC:JENGQ), a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers, today announced its second quarter results for fiscal year 2023.

Recent Developments

On October 17, 2022, the Company announced that the transaction (the “Transaction”) contemplated by the stalking horse transaction agreement entered into on August 4, 2022 (as amended from time to time, the “Transaction Agreement”) among Just Energy and the lenders under the Company’s debtor-in-possession financing facility, one of their affiliates and the holder of certain assigned secured claims (collectively, the “Purchaser”) was the successful bid pursuant to the previously announced sale and investment solicitation process (the “SISP”). On November 3, 2022, the Ontario Superior Court of Justice (Commercial List) issued an order (the “Reverse Vesting Order”) that approved the Transaction contemplated by the Transaction Agreement. For details on the Transaction or the Transaction Agreement, please visit: https://investors.justenergy.com or the website of FTI Consulting Canada Inc., the monitor for the Just Energy entities under the CCAA proceedings, at http://cfcanada.fticonsulting.com/justenergy.

Second Quarter FY 2023 Performance

The Company’s second fiscal quarter 2023 results and prior comparable periods are expressed in US dollars. As of March 31, 2022, the Company is considered a domestic filer instead of a foreign private issuer as defined by the Securities Exchange Commission, and now is required to prepare its consolidated financial statements in accordance with U.S. GAAP.

  Revenue of $685.0 million increased by 22% from the prior comparable quarter, primarily driven by an increase in the Texas mass market customer base and warmer weather in Texas.
  Base EBITDA of $32.1 million increased 31% from the prior comparable quarter, primarily driven by higher Base Gross Margin, partially offset by higher provision for expected credit loss.
  Base Gross Margin of $113.6 million increased by 23% from the prior comparable quarter, primarily driven by higher realized margins and growth in mass markets customer base.
  Mass Markets RCE Net Adds for the quarter was a gain of 27,000 compared to a gain of 9,000 for the prior comparable quarter, driven by the increase in customer additions.
  The Company owes $55.0 million under its DIP facility after a $70.0 million repayment during the quarter and has $852.3 million of total liabilities subject to compromise.
  The Company ended the quarter with $182.0 million of total liquidity, comprised of cash and cash equivalents.
  Net loss was $205.6 million, compared to net income of $265.1 million during the prior comparable quarter, primarily driven by unrealized mark to market loss on derivative instruments of $289.8 million for the three months ended September 30, 2022. Net income for the three months ended September 30, 2021, was primarily driven by unrealized mark to market gain on derivative instruments of $233.0 million. Unrealized mark to market gains and losses on derivative financial instruments relate to the supply the Company has purchased to deliver in the future to existing customers at fixed contractual prices1.

1 See “Non-U.S. GAAP financial measures” in the MD&A.

Fiscal Second Quarter Financial Highlights:
For the three months ended September 30
$ in thousands, except customer data	Fiscal 2023	Fiscal 2022	Change
Revenue	$684,968	$559,382	22%
Base Gross Margin[1]	$113,569	$92,442	23%
Base EBITDA[1]	$32,143	$24,459	31%
Cash and cash equivalents	$182,016	$157,778	15%
RCE Mass Markets count	1,266,000	1,149,000	10%
RCE Mass Market net adds for the quarter	27,000	9,000	200%
RCE Commercial count	1,530,000	1,661,000	(8)%

[1] See “Non-U.S. GAAP financial measures” in the MD&A.

Fiscal Second Quarter Expense Detail:
For the three months ended September 30
($ thousands)	Fiscal 2023	Fiscal 2022	Change
Administrative expenses	$29,934	$29,816	0%
Selling commission expenses	$21,132	$22,102	(4)%
Selling non-commission and marketing expense	$14,111	$13,436	5%
Provision for expected credit loss	$16,756	$2,945	469%

  Administrative expenses: Remained flat to the prior comparable quarter.
  Selling commission expenses: The decrease was primarily due to lower prepaid commission amortization from lower sales in prior years.
  Selling non-commission and marketing expenses: The increase was driven by investment in sales agent costs to drive customer additions and retention.
  Provision for expected credit loss: The increase was driven by regulatory requirements due to extended hot weather in Texas, higher sales in Texas as well as higher sales in Texas from an increase in the mass market customer base, and a release of reserves from the prior year.

Mass Markets Segment Performance

Operating Highlights:
For the three months ended September 30
	Fiscal 2023	Fiscal 2022	Change
Mass Markets gross margin on added/renewed	$345/RCE	$211/RCE	64%
Embedded Gross Margin[1] ($ millions)	$872.1	$826.3	6%
Total gross Mass Markets (RCE) additions	27,000	9,000	200%
Attrition (trailing 12 months)	17%	18%	(6)%
Renewals (trailing 12 months)	81%	77%	5%

[1]See “Non–U.S. GAAP financial measures” in the MD&A

  Average Mass Markets gross margin per RCE added or renewed: The increase was largely due to a change in channel strategy and channel mix
  Mass Markets Embedded Gross Margin: The increase was primarily driven by growth in the Texas Mass Markets customer base.
  Mass Markets gross RCE additions: The increase is driven by investment in digital marketing, as well as continued improvement in direct face–to–face channels.

Mass Markets RCE Summary:

	7/1/2022	Additions	Attrition	Failed to renew	9/30/2022	Change
Gas	233,000	10,000	(8,000)	(5,000)	230,000	(1)%
Electricity	1,006,000	107,000	(54,000)	(23,000)	1,036,000	3%
Total Mass Markets RCEs	1,239,000	117,000	(62,000)	(28,000)	1,266,000	2%

Commercial Segment Performance

Operating Highlights:
For the three months ended September 30
	Fiscal 2023	Fiscal 2022	Change
Commercial gross margin on added/renewed	$91/RCE	$70/RCE	30%
Embedded Gross Margin[1] ($ millions)	$237.2	$265.5	(11)%
Attrition (trailing 12 months)	11%	8%	38%
Renewals (trailing 12 months)	41%	49%	(16)%

[1]See “Non-U.S. GAAP financial measures” in the MD&A

  Commercial Embedded Gross Margin: The decline resulted from the decrease in the customer base compared to the prior period.

Commercial RCE Summary:

	7/1/2022	Additions	Attrition	Failed to renew	9/30/2022	Change
Gas	368,000	12,000	(6,000)	(1,000)	373,000	1%
Electricity	1,143,000	63,000	(23,000)	(26,000)	1,157,000	1%
Total Commercial RCEs	1,511,000	75,000	(29,000)	(27,000)	1,530,000	1%

About Just Energy Group Inc.

Just Energy is a retail energy provider specializing in electricity and natural gas commodities and bringing energy efficient solutions, carbon offsets and renewable energy options to customers. Operating in the United States and Canada, Just Energy serves residential and commercial customers. Just Energy is the parent company of Amigo Energy, Filter Group, Hudson Energy, Interactive Energy Group, Tara Energy, and Terrapass. Visit https://investors.justenergy.com to learn more.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, without limitation, statements with respect to the Transaction. These statements are based on current expectations that involve several risks and uncertainties which could cause actual results to differ from those anticipated. These risks include consummation of the Transaction and the anticipated results thereof; satisfaction of the conditions precedent to consummation of the Transaction, including approval thereof by the Houston Court and receipt of all required regulatory approvals; the ability of the Just Energy Entities to continue as a going concern following consummation of the Transaction; the outcome of any potential litigation with respect to the February 2021 extreme weather event in Texas; the outcome of any invoice dispute with the Electric Reliability Council of Texas, Inc.; the impact of the COVID-19 pandemic on the Company’s business, operations and sales; the Company’s ability to access sufficient capital to provide liquidity to manage its cash flow requirements; general economic, business and market conditions; the ability of management to execute its business plan; levels of customer natural gas and electricity consumption; extreme weather conditions; rates of customer additions and renewals; customer credit risk; rates of customer attrition; fluctuations in natural gas and electricity prices; interest and exchange rates; actions taken by governmental authorities including energy marketing regulation; increases in taxes and changes in government regulations and incentive programs; changes in regulatory regimes; results of litigation and decisions by regulatory authorities; competition; and dependence on certain suppliers. Additional information on these and other factors that could affect Just Energy’s operations or financial results are included in Just Energy’s Form 10K and other reports on file with the U.S. Securities and Exchange Commission which can be accessed at www.sec.gov and with the Canadian securities regulatory authorities which can be accessed through the SEDAR website at www.sedar.com or through Just Energy’s website at investors.justenergy.com.

NON-U.S. GAAP FINANCIAL MEASURES

The financial measures such as “EBITDA”, “Base EBITDA”, “Base Gross Margin”, “Free Cash Flow”, “Unlevered Free Cash Flow” and “Embedded Gross Margin” do not have a standardized meaning prescribed by U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and may not be comparable to similar measures presented by other companies. This financial measure should not be considered as an alternative to, or more meaningful than, net income (loss), cash flow from operating activities and other measures of financial performance as determined in accordance with U.S. GAAP, but the Company believes that these measures are useful in providing relative operational profitability of the Company’s business. Please refer to “Non-U.S. GAAP financial measures in the Just Energy Full Fiscal Year 2022’s Management’s Discussion and Analysis for the Company’s definition of “EBITDA” and other non-U.S. GAAP measures.

FOR FURTHER INFORMATION PLEASE CONTACT:

Michael Carter
Chief Financial Officer
Just Energy
Phone: (905) 670-4440
mcarter@justenergy.com

or

Investors
Michael Cummings
Alpha IR
Phone: (617) 982-0475
JE@alpha-ir.com

Monitor
FTI Consulting Inc.
Phone: 416-649-8127 or 1-844-669-6340
justenergy@fticonsulting.com

Media
Boyd Erman
Longview Communications
Phone: 416-523-5885
berman@longviewcomms.ca

Source: Just Energy Group Inc.

Supplemental Tables:

Financial and operating highlights
For the three months ended September 30
(thousands of dollars, except where indicated and per share amounts)

		% increase
	Fiscal 2023	(decrease)	Fiscal 2022
Revenue	$684,968	22%	$559,382
Base Gross Margin[1]	113,569	23%	92,442
Administrative expenses	29,934	0%	29,816
Selling commission expenses	21,132	(4)%	22,102
Selling non-commission and marketing expense	14,111	5%	13,436
Provision for expected credit loss	16,756	469%	2,945
Reorganization Costs	26,951	83%	14,746
Interest expense	8,921	15%	7,754
Income (Loss) for the period	(205,617)	NMF [2]	265,081
Base EBITDA[1]	32,143	31%	24,459
RCE Mass Markets count	1,266,000	10%	1,149,000
RCE Mass Markets net adds	27,000	200%	9,000
RCE Commercial count	1,530,000	(8)%	1,661,000

            1 See “Non–U.S. GAAP financial measures” above.
            2 Not a meaningful figure.

Balance Sheet

(thousands of dollars)	As at	As at
	September 30,	March 31,
	2022	2022
Assets:
Cash and cash equivalents	$182,016	$125,755
Trade and other receivables, net	354,992	308,941
Total fair value of derivative instrument assets	635,225	671,714
Other current assets	149,329	131,570
Total assets	1,600,062	1,623,814

Liabilities:
Trade and other payables	$401,569	$349,923
Total fair value of derivative instrument liabilities	68,735	26,086
Total debt	55,386	126,419
Total liabilities	1,463,707	1,429,613

Summary of Cash Flows

For the six months ended September 30
(thousands of dollars)

	Fiscal 2023	Fiscal 2022
Operating activities from continuing operations	$137,797	$20,703
Investing activities from continuing operations	(6,384)	(3,817)
Financing activities from continuing operations	(72,136)	(28,967)
Effect of foreign currency translation	(3,357)	(231)
Increase (decrease) in cash	55,920	(12,312)
Cash and cash equivalents – beginning of period	128,491	172,666
Cash and cash equivalents – end of period	$184,411	$160,354